Exhibit 10.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of September 24, 2021 by and among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time, and ROCKWELL MEDICAL, INC., a Delaware corporation (“Parent”) and ROCKWELL TRANSPORTATION, INC., a Michigan corporation and a wholly owned Subsidiary of Parent (“RTI”) (individually and collectively, jointly and severally, “Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of March 16, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d)       Permitted Prepayment of Term Loan. After the first anniversary of the Effective Date, Borrower shall have the option to prepay all of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least seven (7) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of such Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

Notwithstanding anything herein to the contrary, after the first anniversary of the Effective Date, Borrower shall also have the option to prepay part of Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least seven (7) Business Days prior to such prepayment, (ii) prepays such part of the Term Loans in a principal amount of Five Million Dollars ( $5,000,000.00) or a whole multiple of One Million Dollars ( $1,000,000.00) in excess thereof, and (iii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of such Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the applicable Final Fee, and (C) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts, and (D) the applicable Prepayment Fee with respect to the portion of such Term Loans being prepaid. For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

Furthermore, notwithstanding anything herein to the contrary, commencing on December 1, 2021, Borrower shall prepay an aggregate principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) of the Term Loans advanced by the Lenders under this Agreement in ten consecutive equal monthly installments of Seven Hundred Fifty Thousand Dollars ($750,000.00) each, provided Borrower shall also pay to the Lenders on the date of each such prepayment, in accordance with its respective Pro Rata Share, an amount equal to the sum of all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. No Prepayment Fee shall be due with respect to the prepayments made pursuant to this paragraph and the Final Fee with respect thereto shall be due and payable on the Maturity Date or the earliest of Maturity Date, the acceleration of any Term Loan or the earlier prepayment of all outstanding Term Loans pursuant to Section 2.2(c) or (d). For the purposes of clarity, all prepayments made pursuant to this paragraph shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

3.	Section 6.13 of the Loan Agreement is hereby amended and restated as follows:

6.13       Liquidity Covenant.

(a)                 At all times when the aggregate principal amount of Term Loans outstanding is less than or equal to Fifteen Million Dollars ($15,000,000.00), Borrower shall at all times maintain in a Collateral Account subject to a Control Agreement in favor of Collateral Agent a cash balance of not less than an amount equal to the lesser of (i) the Minimum Cash Amount or (ii) the Minimum Cash Elected Amount.

(b)                At all times when the aggregate principal amount of Term Loans outstanding is greater Fifteen Million Dollars ($15,000,000.00), Borrower shall at all times maintain in a Collateral Account subject to a Control Agreement in favor of Collateral Agent a cash balance of not less than an amount equal to the greater of (i) the Minimum Cash Amount or (ii) Five Million Dollars ($5,000,000.00).

4.	Section 13 of the Loan Agreement is hereby amended by amending and restating the definition of “Prepayment Fee” therein as follows:

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (but except as expressly set forth in the last paragraph of Section 2.2(d)), an additional fee payable to the Lenders in amount equal to:

(i)                  for a prepayment made on or after the Effective Date and through and including the date which is the first anniversary of the Effective Date, three percent (3.00%) of the principal amount of the Term Loans prepaid; provided, however, a prepayment may only be made on or prior to the first anniversary of the Effective Date pursuant to Section 2.2(c) or Section 6.14 and no voluntary prepayment may be during such period;

(ii)                for a prepayment made after the date which is the first anniversary of the Effective Date and through and including the date which is the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of the Term Loans prepaid;

(iii)              for a prepayment made after the date which is the second anniversary of the Effective Date through and including the date which is the third anniversary of the Effective Date, one percent (1.00%) of the principal amount of the Term Loan prepaid; and

(iv)               for a prepayment made after the date which is the third anniversary of the Effective Date and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term Loan prepaid.

Furthermore, if Borrower elects to prepay the entire outstanding principal amount of the Term Loans on or before September 24, 2023, the Prepayment Fee shall also include five percent (5.00%), in addition the amounts set forth above, of the aggregate principal amount of Term Loans prepaid.

5.	Annex X attached to the Loan Agreement is hereby amended and restated as set forth on Annex X attached hereto.

6.	Limitation of Amendment.

a.	The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.	This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.

7.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.	Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default (other than the Existing Defaults) has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.	The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.	This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

8.	Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

9.	The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

10.	This Amendment shall be deemed effective as of the date first set forth above upon the due execution and delivery to Collateral Agent of this Amendment by each party hereto.

11.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

12.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

ROCKWELL MEDICAL, INC.

By	/s/ Russell Ellison
Name:	Russell Ellison
Title:	Chief Executive Officer

BORROWER:

ROCKWELL TRANSPORTATION, INC.

By	/s/ Russell Ellison
Name:	Russell Ellison
Title:	President

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By:	Innovatus Life Sciences GP, LP
Its:	General Partner

By	/s/ Andrew Dym
Name:	Andrew Dym
Title:	Authorized Signatory